                                FULTON FINANCIAL
                          ----------------------------
                                   CORPORATION

FOR IMMEDIATE RELEASE                                 contact:  Laura J. Wakeley
Full text available on PR NEWSWIRE                    phone:  717-291-2616

                                                      September 2, 1997



          Fulton Financial completes Peoples Bank of Elkton acquisition

           Elkton, M.D. - Fulton Financial Corp. (Nasdaq: FULT) today announced that it has completed its acquisition of The Peoples Bank of Elkton, effective August 31, 1997. Under the terms of the definitive merger agreement, Peoples Bank shareholders will receive 4.158 shares of Fulton Financial common stock for each share of Peoples Bank common stock.

           Peoples Bank had 230,596 shares of stock outstanding at the time of the transaction.

           Peoples Bank, with approximately $92 million in assets, has two offices in Elkton, Md., and becomes Lancaster, Pa.-based Fulton Financial's eleventh bank.

           Fulton Financial now has more than $4.3 billion in assets and more than 120 branches in Pennsylvania, Maryland, Delaware and New Jersey.

           Peoples Bank shareholders approved the merger at a special July 22 meeting, and regulatory approvals were received shortly thereafter.

           In addition to The Peoples Bank of Elkton, Fulton Financial operates ten banks in Pennsylvania, Maryland, Delaware and New Jersey: Fulton Bank, Lancaster; Farmers Trust Bank, Lebanon; Swineford National Bank, Middleburg; Lafayette Bank, Easton; FNB Bank, N.A., Danville; Great Valley Bank, Reading; Hagerstown Trust, Hagerstown, Md.; Delaware National Bank, Georgetown, Del.; The Bank of Gloucester County, Woodbury, New Jersey; and The Woodstown National Bank & Trust Company, Woodstown, New Jersey.

           Fulton has signed a definitive agreement to acquire Keystone Heritage Group, Inc., a bank holding company whose sole banking subsidiary is Lebanon Valley National Bank with assets of approximately $640 million. It is expected to close during the first quarter of 1998.

           Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

                                      # # #